                      EXHIBIT 11 - CORUS BANKSHARES, INC.
                      COMPUTATION OF NET INCOME PER SHARE

                                                             Six Months Ended
                                                                 June 30
(thousands, except per share amounts)                      1998           1997
                                                       -----------    ----------
Denominator for basic earnings per share - average
common shares outstanding                                14,573         14,820
Dilutive common stock options                               225            166
                                                       -----------    ----------
Denominator for diluted earnings per share               14,798         14,986
                                                       ===========    ==========
Numerator: Net income attributable to common shares     $20,064        $20,093
                                                       ===========    ==========
Net income per share:
Basic                                                     $1.38          $1.36
Diluted                                                    1.36           1.34


                                       18